                                                                    EXHIBIT 12.1
                           STEWART ENTERPRISES, INC.
                               AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)
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

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                            YEARS ENDED OCTOBER 31,                            JULY 31,
                                          -------------------------------------------------------------   ---------------------
                                            1991         1992         1993        1994         1995        1995         1996
                                          -------------------------------------------------------------   ---------------------

Net earnings from continuing
  operations before income taxes            $13,708      $20,942      $29,569     $42,198      $41,500     $26,037     $62,120

Fixed charges:
  Interest expense                            9,162        5,414        6,540       8,877       22,815      17,249      18,580
  Interest portion of lease expense             376          456          585         935        1,343         987       1,019
                                            -------      -------      -------     -------      -------     -------     -------
Total fixed charges                           9,538        5,870        7,125       9,812       24,158      18,236      19,599
                                            -------      -------      -------     -------      -------     -------     -------

 Net earnings from continuing operations
  before income taxes and fixed charges     $23,246      $26,812      $36,694     $52,010      $65,658     $44,273     $81,719
                                            =======      =======      =======     =======      =======     =======     =======

Ratio  of earnings to fixed charges            2.44         4.57         5.15        5.30         2.72        2.43        4.17
                                            =======      =======      =======     =======      =======     =======     =======
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